Exhibit 99

Pinnacle Bankshares Corporation and First National Bank

announce Management Changes and Adoption

of Five-Year Strategic Plan

Altavista, VA (Business Wire); January 18, 2011. The Boards of Directors of Pinnacle Bankshares Corporation (the “Company”) (Over the Counter Bulletin Board: PPBN), and its wholly-owned subsidiary, First National Bank (the “Bank”), today announced that Robert H. Gilliam, Jr., President and Chief Executive Officer of the Company and the Bank, will be retiring in a mid-year 2011 timeframe and that Aubrey H. (Todd) Hall, III has been selected by both boards as successor to Mr. Gilliam. Mr. Hall has served most recently as Executive Vice President of the Company and as Executive Vice President and Chief Lending Officer of the Bank.

The Board of Directors of First National Bank further announced today that Mr. Hall has been appointed to the Bank’s Board of Directors and elected President and Chief Operating Officer of First National Bank, both effective January 11, 2011. Mr. Gilliam will continue serving as Chief Executive Officer of First National Bank and as President and Chief Executive Officer of Pinnacle Bankshares Corporation until his retirement, at which time Mr. Hall will take on those roles. Implementation of a management succession plan in this fashion will enable Mr. Gilliam and Mr. Hall to work in concert for a period of approximately six months to ensure a smooth transition that will be in the best interests of the Company’s and the Bank’s customers, shareholders and employees.

Mr. Hall joined First National Bank in March 2003 as Vice President and Business Development Officer after nearly eleven years with Central Fidelity Bank and its successor, Wachovia. Mr. Hall became Chief Lending Officer of First National Bank in May 2007 and Executive Vice President in April 2008. He was elected Executive Vice President of Pinnacle Bankshares Corporation in December 2010.

A native of Rustburg, Virginia, Mr. Hall earned a Bachelor of Arts degree in Accounting from Lynchburg College in May 1992 and was named the college’s Outstanding Accountant Graduate Award recipient. He is a 2008 graduate of the Virginia Bankers School of Bank Management at the University of Virginia and is a member of the Senior Class at the Graduate School of Banking at Louisiana State University, scheduled to graduate in May 2011.

Mr. Hall is a member of the Lending Executives Committee of the Virginia Bankers Association and is a member of the VBA Management Services, Inc. Board of Directors. Mr. Hall also serves on the Board of Directors of the Lynchburg Regional Chamber of Commerce and the Virginia Technical Institute. An active member of Rustburg United Methodist Church, he currently serves on the church’s Administrative Board.

Todd and his wife, Shannon, and their two sons, Aubrey and Sam, reside in Rustburg.

Mr. Gilliam commented, “I am deeply grateful to have had the opportunity to be associated with the customers and employees of this fine organization for over forty years and as leader of the company for the past thirty years. It has been a most rewarding experience. Change is most often healthy and I fully believe that now is the right time for this management transition.” Gilliam continued, “This organization is indeed fortunate to have someone of Todd Hall’s outstanding capabilities on board as a successor. I have strong confidence in new management leading this company to a higher level of performance and I look forward to continuing to work with Todd through a seamless transition.”

The Board of Directors of First National Bank also announced today the recent adoption of a comprehensive five year Strategic Plan (the “Plan”). The Board and Senior Management of the Bank worked together over a six-month period to develop the Plan, which the Board approved in December 2010. Mr. Hall assumed a key leadership role in developing the Plan. The Plan is designed to deliver shareholder value through internally generated growth and profit improvement as the Company emerges from the economic downturn.

Key strategic initiatives and priorities to successfully implement the Plan include:

•	Continued keen attention to risk management through the measuring and monitoring of all areas of risk Bank-wide to ensure that levels of risk remain within acceptable ranges;

•	Positioning the Company to exceed well-capitalized standards in accordance with implied higher capital requirements in current banking environment;

•

Focusing on the customer to ensure that all interactions with Bank staff are positive experiences for our customers and that, through superior product knowledge, our staff can recognize and meet the financial needs of our customers;

•	Improving efficiency, productivity and service innovation through process improvement Bank-wide, while managing noninterest expense; and

•	Improving internal financial accounting and reporting to enhance evaluations and management of business lines, branches/offices, customers and products.

Mr. Gilliam has indicated his intention to resign from the Boards of Directors of the Company and the Bank upon his retirement. The Board of Directors of the Company intends to nominate Mr. Hall for election to the Board at the next Annual Meeting of Shareholders scheduled for April 2011.

Mr. Gilliam stated, “My philosophy and belief is that it is best for retiring management to fully step aside, although I will be available after retirement for consultation upon Mr. Hall’s request. I do have confidence in knowing that a Strategic Plan is in place providing a roadmap for the delivery of enhanced shareholder value.”

About Pinnacle Bankshares Corporation

Pinnacle Bankshares Corporation is the holding company for First National Bank, a full service commercial bank based in Altavista, Virginia. First National Bank is in its 103rd year of operation and serves a market area consisting primarily of all or portions of the Counties of Campbell, Pittsylvania, Franklin, Bedford, Amherst and the City of Lynchburg. The Bank has branches located in Altavista (2), Amherst (1), Forest (1), Lynchburg (3), and Rustburg (1) as well as a loan production office at Smith Mountain Lake in Franklin County.

This press release may contain “forward-looking statements” within the meaning of federal securities laws that involve significant risks and uncertainties. Any statements contained herein that are not historical facts are forward-looking and are based on current assumptions and analysis by the Company. These forward-looking statements may include, but are not limited to, statements regarding the effectiveness of our Strategic Plan and future operating results and business performance. Although we believe our plans and expectations reflected in these forward-looking statements are reasonable, our ability to predict results or the actual effect of future plans or strategies is inherently uncertain, and we can give no assurance that these plans or expectations will be achieved. Factors that could cause actual results to differ materially from management’s expectations include, but are not limited to, changes in: interest rates, general economic and business conditions, the real estate market, the legislative/regulatory climate, including the Dodd-Frank Act and regulations adopted thereunder may have on us, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System and any policies or programs implemented pursuant to the Emergency Economic Stabilization Act of 2008, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows and funding costs, competition, demand for financial services in our market area and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and you should not place undue reliance on such statements, which reflect our views as of the date of this release.

Contact: Pinnacle Bankshares Corporation, Bryan M. Lemley, 434-477-5882 or bryanlemley@1stnatbk.com